EXHIBIT 99.1

This Shareholder Update contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections. We may use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “foresee,” “estimate” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted. These risks and uncertainties include the following:

●           The availability and adequacy of financing to meet our requirements;

●           Whether the transactions described below can close;

●           Economic, competitive, demographic, business and other conditions in our local and regional markets;

●           Changes or developments in laws, regulations or taxes in our industry;

●           Competition in our industry; and

●           Changes in our business strategy, capital improvements or development plans

This Shareholder Update should be read completely and with the understanding that actual future results may be materially different from what we anticipate.  The forward-looking statements included in this report are made as of the date of this Shareholder Update and should be evaluated with consideration of any changes occurring after the date of this Shareholder Update. We will not update forward-looking statements even though our situation may change in the future and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Dear Nuvel Investor,

Happy New Year.  I wanted to provide all of you with an update on Nuvel Holdings Inc. as we begin 2015.

We are continuing to move forward towards a transaction with OrangeHook, Inc. (“OrangeHook”) pursuant to the October 24, 2014 letter of intent.  The following is a summary of current developments and the intended outcomes of the proposed business combination with OrangeHook.

TRANSACTION SUMMARY:

OrangeHook continues to move forward with the business combination.  remains committed to the Nuvel merger. OrangeHook has already funded Nuvel with approximately $160,000 in loans through December, 2014.  We anticipate that OrangeHook will provide an additional $150,000 in loans in the next several weeks.  This will give Management an additional few months to pay some outstanding obligations, hire a sales team and begin selling Nuvel’s enterprise product.

OrangeHook has committed funding to provide needed operating capital over the next 12 months. Based on Nuvel’s internal plans, this is anticipated to provide enough operating runway to become breakeven.

Nuvel’s acting CEO, Rick Resnick, remains committed to the project and personally provided 25% of the funds for the December, 2014 OrangeHook loan.  Prior to assuming the role of acting CEO, he worked as a consultant for more than one year without any compensation.   Jay Elliott, Nuvel’s Director and former CEO has continued to support Nuvel’s efforts without compensation.

We believe the Nuvel/OrangeHook combination will have a significantly positive effect on Nuvel’s business prospects.  It has taken quite some time to get here, but it appears Nuvel may be nearing stability and growth at last.

OrangeHook:

OrangeHook is a holding company for independent operating portfolio companies that looks to incubate and accelerate potentially life-changing technologies. It has identified an initial set of companies that it is acquiring that share these common principles and are similar in their business maturation.  Jim Mandel, the founder and CEO of OrangeHook and his team, have successfully built and sold three companies over the last 20 years. OrangeHook, based in Minneapolis, has received substantial investment from its management and board members.  The company and its portfolio companies are all motivated to make each independent business and the parent successful in order to maximize their overall investment and total returns.  We have had the opportunity to meet the entire team and believe they are all highly motivated, professional, and ethical.

OrangeHook has uncovered a common problem in the current private and public Micro Cap markets; many companies are at the stage of operations that Nuvel is in, having difficulty raising funds from traditional sources. For a variety of factors, it is hard for companies that are at an inflection point such as Nuvel, or the other OrangeHook portfolio companies, to get the necessary attention in the marketplace.  This has created an opportunity for OrangeHook to come in and provide attractive alternative funding to such companies. By aggregating these companies under a common vision and leveraging the business opportunities across the portfolio, risk is mitigated and a pathway to growth is revealed.

Market volatility and trading volume, which is often an issue in such cases, may be able to be improved as the combined businesses have larger consolidated revenues, less risk, and deeper management talent.  OrangeHook believes that all of these factors contribute to a potential of greater market capitalization and appreciation.

We anticipate that the combination of OrangeHook’s portfolio companies will reduce expenses by consolidating the public expenses and filings, general accounting, HR, software development, marketing efforts and legal.  Both the parent and the independent companies’ respective Boards and executives will also help cross sell the various portfolio product offerings through their independent business development efforts.

Why Nuvel?

Nuvel fits OrangeHook’s key portfolio company requirements as discussed above by bringing a potentially life-changing technology to the forefront.  Further, Nuvel is already public and will avoid the time and costs associated with a going public transaction.  In addition, Jim Mandel and the Nuvel team see eye to eye with respect to goals and objectives. Nuvel believes it can assist the other OrangeHook portfolio companies by providing data acceleration services to their products as well.

In summary, the details of the business combination are outlined but not yet finalized. Rick, Jay and Counsel, are managing the process on our end.   Nuvel’s audits and regulatory filings are substantially complete and many parts have been filed.  The original participating OrangeHook portfolio companies are finalizing their audit requirements in anticipation of a Nuvel/OrangeHook combination.  Jim Mandel will be in New York in the next few weeks should you care to meet him.

We remain enthusiastic that should the Nuvel/OrangeHook business combination be completed, the result will be a funded company led by proven management, a varied yet complementary product offering, and a valid approach to maximize our investment.

Activities continue to move quickly and we will continue to keep you updated relative to key milestones and successes. Thank you, once again, for all of your support and faith in Nuvel.

WISH YOU AND YOURS A HAPPY AND A HEALTHY NEW YEAR TO ALL!